UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 19, 2014
ENZON PHARMACEUTICALS, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-12957 (Commission File Number)	22-2372868 (IRS Employer Identification No.)

20 Kingsbridge Road, Piscataway, New Jersey (Address of principal executive offices)	08854 (Zip Code)

(732) 980-4500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 19, 2014, Enzon Pharmaceuticals, Inc. (the “Company”) received a letter (the “Notice”) from the Listing Qualifications department of The NASDAQ Stock Market LLC (“Nasdaq”) notifying the Company that it no longer complies with the requirement to maintain a minimum of $10 million in stockholders’ equity for continued listing on the Nasdaq Global Select Market as set forth in Nasdaq Listing Rule 5450(b)(1)(A). The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission on March 14, 2014 reported that the Company’s total stockholders’ equity as of December 31, 2013 was approximately $5.255 million. The Notice does not result in the immediate delisting of the Company’s common stock from the NASDAQ Global Select Market. Rather, in accordance with Nasdaq Listing Rules, the Company has 45 calendar days from the date of the Notice to submit to Nasdaq a plan to regain compliance. If the Company submits a plan, Nasdaq will determine whether to accept the plan, considering such things as the likelihood that the plan will result in compliance with Nasdaq’s continued listing criteria, the Company’s past compliance history, the reasons for the Company’s current non-compliance, other corporate events that may occur within the review period, the Company’s overall financial condition and the Company’s public disclosures. If the plan is accepted, Nasdaq can grant an extension of up to 180 calendar days from the date of the Notice for the Company to evidence compliance. If Nasdaq does not accept the plan, the Company will have the opportunity to appeal that decision to a NASDAQ Hearings Panel. However, there is no guarantee that the Company will be able to regain compliance with the listing requirements for continued listing on the Nasdaq Global Select Market or that its plan will be accepted by Nasdaq. Alternatively, the Company may consider applying to transfer its securities to the Nasdaq Capital Market. In order to transfer, the Company must meet the Nasdaq Capital Market’s continued listing requirements, except for the bid price, and submit an on-line transfer application. The Company intends to submit an application to transfer the listing of its common stock to the Nasdaq Capital Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENZON PHARMACEUTICALS, INC.

(Registrant)

Date: March 25, 2014	By:	/s/ George W. Hebard III
Name: George W. Hebard III
Title: Interim Principal Executive Officer, Interim Chief Operating Officer and Secretary